UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: December 6, 2008

BASSET ENTERPRISES, INC.

 (Exact name of registrant as specified in its charter)

Nevada	0-51355	13-4067630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3102-3105 Time Square Plaza, Yitian Road, Futian District Shenzhen, China
(Address of principal executive offices)

Registrant’s telephone number, including area code: 86-755-33953660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Director and Officer

On December 6, 2008, Cosmo Palmieri resigned from his position as a director of Basset Enterprises, Inc. (the “Company”), a Nevada corporation.  Mr. Palmieri’s resignation was not due to a disagreement with the Company.  Additionally, on December 6, 2008, Madam Sun Keqing resigned from her position as the Chief Financial Officer of the Company.

Appointment of Director and Officers

On December 6, 2008, the Board of Directors appointed Madam Sun Zhaozhong to the Company’s Board of Directors to fill the vacancy created by Mr. Palmieri’s resignation.  Additionally, the Board of Directors appointed Madam Sun Zhaozhong to serve as the Company’s Chief Operating Officer.   In addition to her involvement with the Company, Madam Sun Zhaozhong also currently serves as the chief marketing officer of Epstein International Investment Consulting (Shenzhen) Co., Ltd. (“Epstein International”), a construction development company located in China.  As the chief marketing officer with Epstein International, Madam Sun Zhaozhong works in the areas of business development opportunities and marketing initiatives, as well as working closely with client representatives, construction managers, local government and specialty consultants relating to Epstein International’s construction development projects.

Additionally, on December 6, 2008, the Board of Directors appointed Madam Zhu Xiaojuan as the Company’s Chief Financial Officer to fill the vacancy created by Madam Sun Keqing’s resignation. In addition to her involvement with the Company, Madam Zhu Xiaojuan is also the chief financial officer of Epstein International. Madam Zhu Xiaojuan has extensive work related experience in the areas of financial management, auditing and internal control, and has served as financial manager for many large-sized business enterprises.

The Company does not have any employment agreements with the newly appointed officers and director.  Additionally, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new director or officers had or is to have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSET ENTERPRISES, INC.

Date: December 8, 2008

/s/ Madam Sun Keqing

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By:  Madam Sun Keqing, Chief Executive Officer